EXHIBIT 10.5

Execution Version

AMENDED AND RESTATED LETTER OF CREDIT FACILITY AGREEMENT

dated as of March 23, 2013

amended and restated as of January 24, 2014

among

NEW ALBERTSON’S, INC.,

and

BANK OF AMERICA, N.A.,

as Issuing Bank

$125,000,000 LETTER OF CREDIT FACILITY

-i-

-ii-

AMENDED AND RESTATED LETTER OF CREDIT FACILITY AGREEMENT

This AMENDED AND RESTATED LETTER OF CREDIT FACILITY AGREEMENT (“Agreement”), dated as of March 23, 2013 and amended and restated as of January 24, 2014, is entered into by and among NEW ALBERTSON’S INC., an Ohio corporation (“Borrower”), and BANK OF AMERICA, N.A., as Issuing Bank (together with its permitted successors in such capacity the “Issuing Bank”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Borrower requested that the Issuing Bank issue Letters of Credit in an aggregate face amount at any time outstanding not to exceed $125,000,000 for the account of Borrower pursuant to that certain Letter of Credit Facility dated as of the Closing Date (the “Original Letter of Credit Facility”);

WHEREAS, as a condition to any Credit Extension, the Issuing Bank, must have a perfected exclusive security interest in Cash Collateral held in the Cash Collateral Account equal to 102% of the total stated amount of all Letters of Credit to secure the Obligations;

WHEREAS, the Cash Collateral shall not be subject to withdrawal from the Cash Collateral Account for any purpose whatsoever (other than to pay interest and fees payable hereunder or to satisfy other Obligations in accordance with Section 7.3(b), or by Bank of America as deposit bank to pay its customary fees and charges in respect of the Cash Collateral Account) and shall not otherwise be available to Borrower or any of its Affiliates, except upon the payment in full of all Obligations, termination of all Commitments and the termination or expiration of all Letters of Credit and this Agreement pursuant to the terms hereof; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree to amend and restated the Original Letter of Credit Facility as follows:

SECTION 1.	DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals and schedules hereto, shall have the following meanings:

“Affiliate” means with respect to any Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (b) any director, officer, managing member, partner, trustee, or beneficiary of that Person, and (c) any Person which beneficially owns or holds ten percent (10%) or more of any class of Voting Stock of such Person; provided that it is understood that SVU shall not be deemed an Affiliate of Borrower solely due to the transactions contemplated by the Transition Services Agreement or other relationships, facts or circumstances existing on or anticipated to be implemented contemporaneously with the Closing Date (including, but not limited to, representation on the board of directors of SVU or the acquisition and ownership of Equity Interests of SVU as contemplated by the NAI Purchase Agreement and the Tender Offer Agreement (as such term is defined in the NAI Purchase Agreement).

“Agreement” as defined in the preamble hereto.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auto-Extension Letter of Credit” as defined in Section 2.1(b)(iii).

“Bank of America” means Bank of America, N.A.

“Bankruptcy Code” means Title 11 of the United States Code as now and hereafter in effect, as amended, or any successor statute.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the LIBOR Rate (as reasonably determined by the Administrative Agent) for a one-month interest period, plus 1.0%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in Bank of America’s prime rate, the Federal Funds Rate or the LIBOR Rate, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Collateral” means deposits in the Cash Collateral Account.

“Cash Collateral Account” means that certain interest-bearing deposit account #1291244048 held at Bank of America for which Borrower is the deposit bank’s customer and which account is otherwise blocked pursuant to Bank of America’s procedures, and shall include any successor account.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) Equity Investors fail to own directly or indirectly, of record and beneficially, in the aggregate, more than fifty percent (50%) of the voting power of the total outstanding voting Equity Interests of Borrower; or

(b) any “change in control” or other similar event as defined in the NAI ABL Agreement, or any document governing other Material Indebtedness of Borrower.

“Closing Date” means March 21, 2013.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” as defined in Section 2.6.

“Commitment” means the commitment of the Issuing Bank to issue Letters of Credit hereunder, without regard to any Letter of Credit Usage or amounts owed by Borrower, at any time. As of the Restatement Date, the Commitment is in the amount of $125,000,000.

“Commitment Period” means the period from the Closing Date to but excluding the Maturity Date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Date” means the date of a Credit Extension.

“Credit Documents” means this Agreement, any Letter of Credit Application, any documents or certificates executed by Borrower in favor of the Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by Borrower for the benefit of the Issuing Bank in connection herewith.

“Credit Extension” means the issuance, amendment, modification, renewal or extension of a Letter of Credit.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time specified therein, or both, would be an Event of Default.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or redeemable (other than solely for Equity Interests that do not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date; provided, however, that (a) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (b) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require Borrower or its Affiliates to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.

“Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Equity Interests” means with respect to any Person, all of the shares of capital stock of (or other ownership interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“Equity Investors” means the Sponsor, the Related Cerberus Parties, and any other Funds or managed accounts advised or managed by any Sponsor or one of Sponsor’s Affiliates.

“Event of Default” means each of the conditions or events set forth in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to the Issuing Bank, (a) taxes imposed on or measured by the Issuing Bank’s net income (however denominated), franchise taxes and branch profits taxes, in each case imposed by a jurisdiction as a result of the Issuing Bank being organized or having its principal office located in, or having its applicable lending office located in, such jurisdiction or as a result of any other present or former connection between the Issuing Bank and such jurisdiction (other than a connection arising from the Issuing Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Credit Documents), (b) any U.S. federal withholding tax that is imposed on amounts payable to the Issuing Bank pursuant to a law in effect at the time such Issuing Bank becomes a party hereto, except to the extent that the Issuing Bank was entitled, immediately prior to the designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.10, (c) any taxes attributable to the Issuing Bank’s failure to comply with Section 2.10(e), and (d) any U.S. federal withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (and any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), and any current or future United States Treasury Department regulations or other official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the current Code (or any amended or successor version described above).

“Federal Funds Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to a whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Issuing Bank, in its capacity as a lender, on such day on such transactions as determined by the Issuing Bank.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Agreement;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person in respect of Disqualified Stock; and

(h) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person of the type described in clauses (a) through (g) (other than by endorsement of negotiable instruments for collection in the ordinary course of business).

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and except to the extent such Person’s liability for such Indebtedness is otherwise limited under Law or otherwise. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnitee” as defined in Section 8.5.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Issuing Bank” as defined in the preamble hereto.

“Laws” means each international, foreign, Federal, state or local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, license, or authorization and permit of any Governmental Authority, in each case whether or not having the force of law.

“Letter of Credit” means a letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by or on behalf of Borrower.

“LIBOR Rate” means the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Issuing Bank, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Issuing Bank from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of any one-month interest period, for Dollar deposits (for delivery on the first day of such interest period) with a one-month term; provided that to the extent a comparable or successor rate is approved by the Issuing Bank in connection herewith, the approved rate shall e applied in a manner consistent with market practive; provided further that to the extent such market practice is not administratively feasible for the Issuing Bank, such approved rate shall be applied in a manner as otherwise determined by the Issuing Bank.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purpose of this Agreement, each Person shall be deemed to be the owner of any property that it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities, or financial condition of Borrower and its Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Issuing Bank under the Credit Documents, or of the ability of Borrower to perform its obligations under the Credit Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower, of this Agreement or the Credit Documents.

“Material Indebtedness” means Indebtedness (other than the Obligations) of Borrower and its Subsidiaries in an aggregate principal amount exceeding $30,000,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Agreement at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means the fifth anniversary of the Restatement Date, or, if earlier, the date of maturity or earlier termination of the NAI ABL Agreement.

“NAI ABL Agreement” means that certain asset-based revolving credit agreement, dated as of the date hereof, by and among Borrower, the other borrowers party thereto, the guarantors party thereto, each lender from time to time party thereto, Bank of America, N.A. as administrative agent and collateral agent; and the co-syndication agents and co-documentation agents party thereto (but not any replacements or refinancings thereof).

“NAI Purchase Agreement” means that certain Stock Purchase Agreement dated as of January 10, 2013, by and among SVU, AB Acquisition LLC, a Delaware limited liability company (“AB LLC”), and Borrower, pursuant to which SVU has agreed to sell to AB LLC all of the issued and outstanding capital stock of Borrower on the terms and conditions set forth therein.

“Non-Extension Notice Date” as defined in Section 2.1(b)(iii).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower arising under any Credit Document or otherwise with respect to any Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of Borrower under the Credit Documents include the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, indemnities and other amounts payable by Borrower under any Credit Document (including post-petition interest and fees, whether or not allowed or allowable in any such or similar proceeding).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Principal Office” means the Issuing Bank’s “Principal Office” as set forth in Section 8.2, or such other office or office of a third party or sub-agent, as appropriate, as the Issuing Bank may from time to time designate in writing to Borrower.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, treasurer or assistant treasurer of Borrower or any of the other individuals designated in writing to the Issuing Bank by an existing Responsible Officer of Borrower as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Restatement Date” means January 24, 2014.

“Restatement Date Letters of Credit” means the Letters of Credit listed on Schedule A hereof as of the Restatement Date.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsor” means, individually and collectively, (a) Cerberus Capital Management L.P., (b) Lubert-Adler Real Estate Fund V, L.P., (c) Klaff Realty, L.P., (d) Schottenstein Stores Corporation, and (e) Kimco Realty Corporation.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Borrower.

“Successor Company” as defined in Section 6.3(c).

“SVU” means Supervalu Inc., a Delaware corporation.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution and delivery of the Credit Documents, delivery of cash in the Cash Collateral Account, the grant of the security interests in the Collateral, the issuance of Letters of Credit, and payment of fees and expenses in connection with the foregoing, together with the “Transactions” as defined in the NAI ABL Agreement.

“Threshold Amount” means $30,000,000.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the Closing Date, by and between Borrower and SVU, as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Voting Stock” means with respect to any Person, (a) one (1) or more classes of Equity Interests of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Equity Interests of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Equity Interests of such Person convertible or exchangeable without restriction at the option of the holder thereof into Equity Interests of such Person described in clause (a) of this definition.

1.2. Accounting Terms (a). All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein and without including the effect of any changes to lease accounting that requires the assets and liabilities arising under operating leases to be recognized in any statement of financial position.

1.3. Other Interpretive Provisions. With reference to this Agreement, unless otherwise specified herein:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

SECTION 2.	LETTERS OF CREDIT

2.1. Issuance of Letters of Credit.

(a) Letters of Credit. During the Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue standby letters of credit for the account of Borrower (it being understood that any Letter of Credit may be for the benefit of any Subsidiary of Borrower, it being understood that Borrower shall be obligated hereunder in respect of any such Letter of Credit and that Borrower shall still execute the Letter of Credit Application for any such Letter of Credit that is for the benefit of such a Subsidiary) and to amend or extend Letters of Credit previously issued by it; provided that:

(i) each Letter of Credit shall be denominated in Dollars;

(ii) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Commitments then in effect;

(iii) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) 5 Business Days prior to the Maturity Date and (2) unless otherwise agreed by the Issuing Bank, the date which is twelve months from the date of issuance of such Letter of Credit; and

(iv) the Issuing Bank shall not be under any obligation to issue any Letter of Credit if

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;

(v) the Issuing Bank shall not amend any Letter of Credit if the Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof;

(vi) the Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit; and

(vii) in no event shall any Letter of Credit, by its terms or the terms of any document related thereto, provide for one or more automatic increases in the stated amount thereof.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the Issuing Bank in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application must be received by the Issuing Bank not later than 12:00 p.m. at least two Business Days (or such other date and time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Bank may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Bank may reasonably require. Additionally, Borrower shall furnish to the Issuing Bank such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Letter of Credit Application or any other document, agreement and instrument, as the Issuing Bank may reasonably require.

(ii) Unless one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices.

(iii) If Borrower so requests in any applicable Letter of Credit Application, the Issuing Bank may, in its sole and absolute discretion, agree to issue a standby letter of credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such standby letter of credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such standby letter of credit is issued. Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such extension.

(c) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to Borrower a true and complete copy of such Letter of Credit or amendment

(d) Responsibility of the Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Borrower and the Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with a Letter of Credit Application, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to Borrower. Notwithstanding anything to the contrary contained in this Section 2.1(d), Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, special or punitive damages suffered by Borrower which are determined by a court of competent jurisdiction in a final and non-appealable decision to result from the Issuing Bank’s willful misconduct or gross negligence.

(e) Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall promptly notify Borrower, and Borrower shall reimburse the Issuing Bank on the Business Day on which such drawing is honored (provided, that if such notice is provided by the Issuing Bank after 11:00 a.m. (New York City time) on the date of such drawing, Borrower shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored) in an amount in Dollars and in same day funds equal to the amount of such honored drawing. If any drawings under such Letter of Credit are not reimbursed by Borrower as provided in the preceding sentence, the Issuing Bank will withdraw an amount equal to the drawing from the Cash Collateral Account. The Issuing Bank may also withdraw funds from the Cash Collateral Account if any fee payable under Section 2.5 is not paid when due. Borrower’s obligations with respect to the payment required to be made pursuant to this clause (e)

shall be fully satisfied for all purposes hereunder and under other Credit Documents to the extent that funds from the Cash Collateral Account are applied to such drawing, which application shall be made by the Issuing Bank promptly following (and, in any event, as applicable, on the same Business Day as or the next Business Day following) any such withdrawal from the Cash Collateral Account described in the preceding sentence; provided, that Borrower shall remain liable to the extent of any deficiency.

(f) Obligations Absolute. The obligation of Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, or any other Person whether in connection herewith, the Transactions or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Bank under the circumstances in question. Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will promptly notify the Issuing Bank. Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

(g) Indemnification. Without duplication of any obligation of Borrower under Section 8.4 or 8.5, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit to Borrower by the Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of the Issuing Bank or (2) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) Existing Letters of Credit and Restatement Date Letters of Credit. All letters of credit outstanding under the Original Letter of Credit Facility immediately prior to the Restatement Date shall continue under this Agreement as Letters of Credit. All Restatement Date Letters of Credit shall be deemed to have been issued pursuant hereto as of the Restatement Date, and from and after the Restatement Date shall be subject to and governed by the terms and conditions set forth herein.

2.2. Applicability of ISP (b). Unless otherwise expressly agreed by the Issuing Bank and Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

2.3. Use of Credit Extension. Borrower represents and warrants that each Credit Extension shall be in the ordinary course of Borrower’s business. No Credit Extension shall be used in any manner that causes or might cause such Credit Extension to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

2.4. Default Interest. If any fee or other amount payable by Borrower hereunder is not paid when due and not fully reimbursed through a withdrawal from the Cash Collateral Account as provided in Section 2.1(e), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment (and including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws whether allowed or allowable therein) payable on demand, at a rate equal to Base Rate plus 2% per annum. Payment or acceptance of the default interest provided for in this Section 2.4 is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of the Issuing Bank. Interest payable pursuant to this Section shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

2.5. Fees.

(a) Borrower agrees to pay to the Issuing Bank:

(i) Unused line fees equal to (A) the average of the daily difference between (1) the total Commitments and (2) the Letter of Credit Usage, times (B) 0.25% per annum; and

(ii) letter of credit fees equal to (A) 1.75% per annum, times (B) the average aggregate daily Letter of Credit Usage (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All accrued and unpaid fees under the Original Letter of Credit Facility immediately prior to the Restatement Date shall continue hereunder and shall be payable on the first payment date following the Restatement Date described below. All fees referred to in this Section 2.5(a) shall be paid to the Issuing Bank at its Principal Office. All fees referred to in Section 2.5(a) shall be due and payable on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand, and (ii) computed on a quarterly basis in arrears. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all such fees shall accrue at the Default Rate as provided in Section 2.4 hereof on the basis of a 360-day year and the actual number of days elapsed.

(b) Borrower agrees to pay directly to the Issuing Bank, for its own account, such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with the Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

2.6. Grant of Security Interest; Cash Collateral Accounts.

(a) As collateral security for the payment and performance in full of all the Obligations, Borrower hereby pledges and grants to the Issuing Bank a first priority lien on and security interest in all of the right, title and interest of Borrower in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”):

(i) the Cash Collateral Account;

(ii) the Cash Collateral in the Cash Collateral Account;

(iii) all books and records relating to the Collateral; and

(iv) all proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Borrower from time to time with respect to any of the foregoing.

(b) Borrower hereby agrees to deposit such additional amount of cash in the Cash Collateral Account such that the Issuing Bank has a perfected exclusive security interest in Cash Collateral held in the Cash Collateral Account equal, at all times, to 102% of the total stated amount of all Letters of Credit outstanding at such time.

(c) Borrower agrees and acknowledges that Cash Collateral shall not be subject to withdrawal from the Cash Collateral Account for any purpose whatsoever (other than to reimburse the Issuing Bank for drawings under a Letter of Credit in accordance with Section 2.1(e), to pay interest and fees payable hereunder or to satisfy other Obligations in accordance with Section 7.3(b), or by Bank of America as deposit bank to pay its customary fees and charges in respect of the Cash Collateral Account) and shall not otherwise be available to Borrower or any Affiliate, except upon the payment in full of all Obligations, termination of all Commitments and the termination or expiration of all Letters of Credit.

(d) So long as no Default exists, any interest accruing on Cash Collateral shall be paid to Borrower at intervals to be agreed between the Issuing Bank and Borrower.

(e) Upon the payment in full of all Obligations, the cancellation or termination of the Commitments and the termination or expiration of all outstanding Letters of Credit, (i) the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to Borrower, and (ii) upon any such termination, the Issuing Bank shall, at Borrower’s expense, promptly execute and deliver to Borrower or otherwise authorize the filing of such documents as Borrower shall reasonably request, including financing statement amendments to evidence such termination; provided, however, that the security interests granted hereby shall continue to be effective, or be reinstated, as the case may be, if, at any time, payment or any part thereof of any of the Obligations is rescinded, avoided, disgorged, or must otherwise be restored or returned by the Issuing Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7. Commitment Reductions.

(a) Borrower may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to the Issuing Bank, at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Commitments in an amount up to the amount by which the Commitments exceed the Letter of Credit Usage at the time of such proposed termination or reduction; provided, any such partial reduction of the Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

(b) Borrower’s notice to the Issuing Bank shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in Borrower’s notice.

2.8. General Provisions Regarding Payments.

(a) Except as set forth herein, all payments by Borrower of interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Issuing Bank not later than 1:00 p.m. (New York City time) on the date due at the Principal Office designated by the Issuing Bank; for purposes of computing interest and fees, funds received by the Issuing Bank after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest or fees hereunder.

(c) The Issuing Bank shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Issuing Bank until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Issuing Bank shall give prompt telephonic notice to Borrower if any payment is non-conforming. Any payment not conformed according to the following sentence and not fully reimbursed through a withdrawal from a Cash Collateral Account as provided in Section 2.1(e) may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.4 from the date such amount was due and payable until the date such amount is paid in full (or reimbursed through a withdrawal from the Cash Collateral Account as provided in Section 2.1(e)).

2.9. Increased Costs; Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by the Issuing Bank;

(ii) subject the Issuing Bank to any Tax of any kind whatsoever with respect to this Agreement or any Letter of Credit, or change the basis of Taxation of payments to the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 2.10 or any Excluded Tax); or

(iii) impose on the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or any Letter of Credit;

and the result of any of the foregoing shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Issuing Bank hereunder then, upon request of the Issuing Bank and delivery of the certificate contemplated by Section 2.09(c), Borrower will pay to the Issuing Bank such additional amount or amounts as will compensate the Issuing Bank, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If the Issuing Bank determines that any Change in Law affecting the Issuing Bank or any lending office of the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has had the effect of reducing the rate of return on the Issuing Bank’s capital or on the capital of the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments or the Letters of Credit to a level below that which the Issuing Bank or such the Issuing Bank‘s holding company could have achieved but for such Change in Law (taking into consideration the Issuing Bank’s policies and the policies of the Issuing Bank’s holding company with respect to capital adequacy), then from time to time upon the request of the Issuing Bank and the delivery of the certificate contemplated by Section 2.09(c), Borrower will pay to the Issuing Bank such additional amount or amounts as will compensate the Issuing Bank for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Issuing Bank specifying the Change in Law and setting forth the amount or amounts necessary to compensate the Issuing Bank and the method for calculating such amount or amounts as specified in subsection (a) or (b) of this Section 2.09 delivered to Borrower shall be conclusive absent manifest error. Borrowers shall pay the Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of the Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of the Issuing Bank’s right to demand such compensation.

2.10. Taxes; Withholding, etc.

(a) Payments Free of Taxes. Any and all payments by Borrower hereunder or under any other Credit Document shall (except to the extent required by applicable law) be made free and clear, of and without reduction or withholding for, any Taxes; provided that if the Borrower shall be required by applicable law to deduct any Taxes from or in respect of such payments, then (i) if the Tax in question is an Indemnified Tax or Other Tax the sum payable by Borrower shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section 2.10) the Issuing Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by Borrower. Borrower shall indemnify the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) paid by the Issuing Bank, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by the Issuing Bank shall be conclusive absent manifest error.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Issuing Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Issuing Bank.

(d) Status of Lenders. The Issuing Bank shall deliver to Borrower, at the time or times prescribed by law or reasonably requested by Borrower, duly completed copies of IRS Form W-9 (or any successor form), certifying that the Issuing Bank is exempt from U.S. federal backup withholding.

(e) Treatment of Certain Refunds. If and to the extent the Issuing Bank determines in its sole discretion exercised in good faith that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which it has received amounts pursuant to this Section 2.10, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.10 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Issuing Bank, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower, upon the request of the Issuing Bank, agree to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Issuing Bank in the event that the Issuing Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Issuing Bank to make available its Tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

SECTION 3.	CONDITIONS PRECEDENT

3.1. Restatement Date. The effectiveness of the Commitment of the Issuing Bank and the agreements of the Issuing Bank hereunder are subject to the satisfaction, or waiver in accordance with Section 8.1, of the following conditions on or before the Restatement Date:

(a) Credit Documents. The Issuing Bank shall have received this Agreement executed and delivered by Borrower as of the Restatement Date.

(b) Organization Documents; Incumbency. The Issuing Bank shall have received (i) copies of the Organization Documents of Borrower; (ii) signature and incumbency certificates of the officers of Borrower executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Restatement Date, certified as of the Restatement Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of Borrower’s jurisdiction of incorporation, organization or formation dated a recent date prior to the Restatement Date.

(c) Payment of Fees and Expenses. Borrower shall have paid all accrued reasonable fees and expenses of the Issuing Bank.

(d) Opinion of Counsel to Borrower. The Issuing Bank shall have received the written opinion of Schulte Roth & Zabel LLP, special counsel for Borrower, and Porter Wright Morris & Arthur LLP, Ohio counsel for Borrower, including as to the continuing perfection of security interests in the Cash Collateral Account, and as to such other matters as the Issuing Bank may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Issuing Bank (and Borrower hereby instructs such counsel to deliver such opinion to the Issuing Bank).

(e) Cash Collateral Account. Cash Collateral in an amount not less than 102% of the total stated amount of all Letters of Credit outstanding hereunder on the Restatement Date (including the Restatement Date Letters of Credit) shall be in the Cash Collateral Account, subject to the Issuing Bank’s perfected exclusive security interest therein.

3.2. Conditions to Each Credit Extension. The obligation of the Issuing Bank to make any Credit Extension is subject to the satisfaction, or waiver in accordance with Section 8.1, of the following conditions precedent:

(a) after making the Credit Extensions requested on such Credit Date, the Letter of Credit Usage shall not exceed the Commitments then in effect;

(b) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(c) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(d) on or before the date of issuance of any Letter of Credit, the Issuing Bank shall have received a Letter of Credit Application, in form and substance satisfactory to the Issuing Bank, and such other documents or information as the Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit;

(e) Excess Availability (as defined in the NAI ABL Agreement) shall be no greater than 20% of the total commitments thereunder; and

(f) Cash Collateral in an amount not less than 102% of the total stated amount of all Letters of Credit outstanding at such time (including the Letter(s) of Credit to be issued pursuant to such Credit Extension) shall be in the Cash Collateral Account, subject to the Issuing Bank’s perfected exclusive security interest therein.

SECTION 4.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Issuing Bank that:

4.1. Existence, Qualification and Power. Borrower (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.2. Authorization; No Contravention. The execution, delivery and performance by Borrower of each Credit Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of Borrower’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which Borrower is a party or affecting Borrower or its properties or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which Borrower or its property is subject; (c) result in or require the creation of any Lien upon any asset of Borrower (other than Liens in favor of the Issuing Bank under the Credit Documents); or (d) violate any Law.

4.3. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Borrower of this Agreement or any other Credit Document to which Borrower is a party, except for (a) the perfection or maintenance of the Liens created under the Credit Documents (including the first priority nature thereof) or (b) such as have been obtained or made and are in full force and effect.

4.4. Binding Effect. This Agreement has been, and each other Credit Document, when delivered, will have been, duly executed and delivered by Borrower. This Agreement constitutes, and each other Credit Document when so delivered will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.5. No Material Adverse Effect. Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

4.6. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after commercially reasonable investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Credit Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.7. No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document.

4.8. Margin Regulations; Investment Company Act.

(a) Borrower is not engaged and will not be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b) None of Borrower, any Person Controlling Borrower, or any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.9. Solvency. After giving effect to the Transactions, Borrower is Solvent.

4.10. Compliance with Laws. Borrower is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect

4.11. Collateral. With respect to the Collateral, the provisions of this Agreement, together with the Cash Collateral Account being held at Bank of America and titled for the benefit of the Issuing Bank, is effective to create in favor of the Issuing Bank a legal, valid, perfected and enforceable first priority Lien on the Collateral. No filing or other action will be necessary to perfect or protect such Liens.

4.12. Patriot Act. Borrower is in compliance, in all material respects, with Patriot Act, to the extent it is legally required to comply with the Patriot Act.

SECTION 5.	AFFIRMATIVE COVENANTS

So long as the Issuing Bank shall have any Commitment hereunder, any Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall, and shall cause each Subsidiary to:

5.1. Notices. Promptly after any Responsible Officer of Borrower obtains knowledge thereof, notify the Issuing Bank:

(a) of the occurrence of any Default (including as to the commencement of any proceeding under any Debtor Relief Law); or

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto.

5.2. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, except, in each case, where the failure to make payment pending such contest could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

5.3. Preservation of Existence, etc. (a) Preserve, renew and maintain in full force and effect its legal existence (and, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, good standing) under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 6.3; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.4. Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a)(i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by Borrower in accordance with GAAP and (ii) such contest effectively suspends enforcement of the contested Laws; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.5. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be. Without limiting the foregoing, Borrower agrees that cash in the Cash Collateral Account shall be classified as restricted cash on its balance sheet and that all financial reports and financial statements of Borrower and reports to lenders under the NAI ABL Agreement shall expressly disclose that such cash constitutes collateral securing the Obligations and is not available for any purpose other than to reimburse drawings under Letters of Credit issued hereunder, to pay fees payable to the Issuing Bank hereunder or to satisfy any other Obligations.

5.6. Further Assurances and Information Regarding Collateral. At any time or from time to time upon the request of the Issuing Bank, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Issuing Bank may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, Borrower shall take such actions as the Issuing Bank may reasonably request from time to time to ensure that the Obligations are secured by the Collateral. Borrower hereby irrevocably authorizes the Issuing Bank at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC for the filing of any financing statement or amendment relating to the Collateral. If Borrower shall effect any change to (i) its legal name, (ii) location of its chief executive office, (iii) its identity or organizational structure, (iv) its Federal Taxpayer Identification Number or organizational identification number, if any, or (v) its jurisdiction of organization (in each case, including by merging with or into any other entity, dissolving, liquidating, reorganizing or organizing in any other jurisdiction) it shall give the Issuing Bank prompt (and in any event within 5 Business Days of such change) written notice (in the form of a certificate signed by a Responsible Officer of Borrower), or such longer notice period agreed to by the Issuing Bank, of such change and it shall take all action reasonably satisfactory to the Issuing Bank to maintain the perfection and priority of the security interest of the Issuing Bank in the Collateral.

SECTION 6.	NEGATIVE COVENANTS

So long as the Issuing Bank has any Commitment hereunder, any Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall not, directly or indirectly:

6.1. Liens. Create, incur, assume or suffer to exist any Lien upon the Collateral, other than Liens securing the Obligations.

6.2. No Further Negative Pledges. Enter into or be party to any Contractual Obligation prohibiting the creation, assumption or maintenance of any Lien on the Collateral to secure the Obligations.

6.3. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) Borrower may merge, amalgamate or consolidate with a Subsidiary (including a merger, the purpose of which is to reorganize Borrower into a new jurisdiction in the United States); provided that Borrower (as a newly recognized entity) shall be the continuing or surviving Person;

(b) Borrower may change its legal form if it determines in good faith that such action is in the best interest of Borrower and its Subsidiaries and if not materially disadvantageous to the Issuing Bank;

(c) so long as no Default exists or would result therefrom, Borrower may merge with any other Person; provided that (i) Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not Borrower (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of Borrower under this Agreement and the other Credit Documents to which Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Issuing Bank and (C) Borrower shall have delivered to the Issuing Bank an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Credit Document comply with this Agreement; provided further that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, Borrower under this Agreement;

(d) so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 of the NAI ABL Agreement.

6.4. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

6.5. Amendment of Organization Documents. Amend, modify or change in any manner materially adverse to the interests of the Issuing Bank, any Organization Document.

SECTION 7.	EVENTS OF DEFAULT AND REMEDIES

7.1. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Borrower fails to pay or reimburse (including any reimbursement made pursuant to a withdrawal from a Cash Collateral Account as provided in Section 2.1(e)) (i) when and as required to be paid herein, any reimbursement of any drawing under a Letter of Credit, or (ii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or with respect to any other Credit Document (including any reimbursement made pursuant to a withdrawal from a Cash Collateral Account as provided in Section 2.1(e)); or

(b) Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 2.6, 5.1(a) or 5.3(a) or Section 6; or

(c) Other Defaults. Borrower fails to perform or observe any other covenant or agreement (not specified in Section 7.1(a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Issuing Bank to Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower herein, in any other Credit Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Borrower (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (other than Indebtedness hereunder), or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(i)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or (ii) any “Event of Default” (as defined in the NAI ABL Agreement) occurs under the NAI ABL Agreement; or

(f) Insolvency Proceedings, Etc. Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Borrower becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of Borrower, and is not released, vacated or fully bonded within 30 days after its issuance or levy; or

(h) Judgments. There is entered against Borrower (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage; it being agreed that a “reservation of rights letter” or similar notice shall not in and of itself constitute a dispute of coverage), and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 30 consecutive days; or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) such judgment or order, by reason of a pending appeal or otherwise, shall not have been satisfied, vacated, discharged, stayed or bonded for a period of 30 consecutive days;

(i) Invalidity of Credit Documents. (a) Any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.3) or as a result of acts or omissions by the Issuing Bank or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or Borrower contests in writing the validity or enforceability of any provision of any Credit Document; or Borrower denies in writing that it has any or further liability or obligation under any Credit Document (other than as a result of repayment in full of the Obligations and termination of all Commitments), or purports in writing to revoke or rescind any Credit Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Credit Document; or (b) any Lien purported to be created under any Credit Document shall cease to be (other than pursuant to the terms thereof), or shall be asserted by Borrower or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Credit Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Cessation of Business. Except as otherwise expressly permitted hereunder, Borrower and its Subsidiaries, taken as a whole, shall take any action to liquidate all or substantially all of their personal property assets utilized in the operation of their stores, or employ an agent or other third party to conduct a program of closings, liquidations or “Going-Out-Of-Business” sales of its retail business; or

(l) Insufficiency of Cash Collateral. The Issuing Bank shall for any reason (other than after the payment in full of all Obligations, termination of all Commitments and terminations or expiration of all Letters of Credit) cease to have a perfected first priority lien on the Collateral, or the Cash Collateral shall at any time equal less than 102% of the total stated amount of all Letters of Credit outstanding at such time and, if such deficiency exists as a result of the Issuing Bank withdrawing funds from the Cash Collateral Account to pay for fees due under Section 2.5 or as a result of Bank of America as deposit bank withdrawing funds from the Cash Collateral Account for charges due to it, such deficiency continues for five Business Days.

7.2. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, upon notice to Borrower by the Issuing Bank, the Issuing Bank may take any or all of the following actions:

(a) terminate the Commitments;

(b) apply the Cash Collateral toward the Obligations and any other amounts due under clause (c) below;

(c) declare all amounts owing or payable hereunder or under any of the other Credit Documents to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

(d) exercise all rights and remedies available to it under the Credit Documentation or applicable law, including all remedies under the UCC.

If an Event of Default described in Section 7.1(f) or (g) occurs, the Commitments shall terminate automatically and all amounts owing or payable hereunder or under any of the other Credit Documents shall be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower.

7.3. Application of Funds.

(a) Subject to Section 2.1(e) and Section 7.3(b), the Collateral shall be applied to satisfy drawings under Letters of Credit as they occur. If any Collateral remains on deposit after all Letters of Credit have either been fully drawn or expired, such remaining Collateral shall be applied to the other Obligations, if any, in the order set forth below.

(b) After the exercise of remedies provided for in Section 7.2 above, any amounts received on account of the Obligations shall be applied by the Issuing Bank in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including commitment fees but excluding letter of credit fees) payable to the Issuing Bank in its capacity as such;

Second, to payment of that portion of the Obligations constituting accrued and unpaid letter of credit fees and interest with respect to any drawings under the Letters of Credit and other Obligations;

Third, (a) to payment of that portion of the Obligations constituting unpaid principal with respect to any drawings under all Letters of Credit and (b) retained as Cash Collateralization of the aggregate undrawn amount of all remaining Letters of Credit at 102% of the stated amount thereof, ratably in proportion to the respective amounts described in this clause; and

Last, the balance, if any, after all of the Obligations have been paid and all Commitments hereunder have been terminated, to Borrower.

SECTION 8.	MISCELLANEOUS

8.1. Amendments, Etc.. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of the Issuing Bank.

8.2. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to:

NEW ALBERTSON’S INC.

250 Parkcenter Blvd.

PO Box 20

Boise, Idaho 83706

Attention: Mike Bessent

Telephone No.: (208) 395-5463

Telecopy No.: (208) 395-4625

Website: www.albertsons.com

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention:	Ronald Risdon
Telephone:	(212) 756-2203
Facsimile:	(212) 593-5955
E-mail:	ronald.risdon@srz.com

BANK OF AMERICA, N.A.,

1 Fleet Way

Scranton, PA 18507

Attention: Valerie J. Delaura

Telephone: 570-496-9567

valerie.j.delaura@baml.com

with a copy to:

Bank of America Merrill Lynch

100 Federal Street

Boston, MA 02110

Attention: Brian Lindblom

Telephone: 617-434-1353

Fax: 617-310-2872

brian.p.lindblom@baml.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Issuing Bank, provided that the foregoing shall not apply to notices the Issuing Bank pursuant to Article II if the Issuing Bank, has notified Borrower that it is incapable of receiving notices under such Article by electronic communication. Unless the Issuing Bank otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. The Issuing Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower.

(d) Reliance by the Issuing Bank. The Issuing Bank shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify the Issuing Bank and its Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.

8.3. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or the Issuing Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and the Issuing Bank hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

8.4. Expenses. Borrower shall pay (a) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank and its Affiliates in connection with this Agreement and the other Credit Documents, including without limitation (i) the reasonable and documented fees, charges and disbursements of (A) outside counsel for the Issuing Bank and its Affiliates limited to one law firm and any local counsel reasonably deemed necessary by the Issuing Bank, (B) outside consultants for the Issuing Bank, and (C) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the Transactions contemplated hereby or thereby shall be consummated), (B) the enforcement or protection of their rights in connection with this Agreement or the Credit Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (C) any workout, restructuring or negotiations in respect of any Obligations, and (b) all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank or any of its Affiliates, after the occurrence and during the continuance of an Event of Default.

8.5. Indemnity.

(a) Indemnification by Borrower. Borrower shall indemnify the Issuing Bank (and any sub-agent thereof) and its Related Parties (each an “Indemnitee”) against, and hold each Indemnitee harmless

(on an after-Tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any Affiliate or equityholder thereof arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Credit Documents, (ii) any Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any of Borrower’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(e) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Letter of Credit or the use of the proceeds thereof; provided that the foregoing shall not limit any Borrower’s indemnity obligations to the extent special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to receive indemnification hereunder. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(f) Payments. All amounts due under this Section shall be payable on demand (accompanied by back-up documentation to the extent available).

(g) Survival. The agreements in this Section shall survive the resignation of the Issuing Bank, the assignment of the Commitments by the Issuing Bank, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

8.6. Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to the Issuing Bank, or the Issuing Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Issuing Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

8.7. Successors and Assigns.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns. None of Borrower’s rights or obligations hereunder, nor any interest therein, may be assigned or delegated by Borrower without the prior written consent of the Issuing Bank. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of them) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 8.7, the Issuing Bank may assign and/or pledge all or any portion of its Obligations owed by or to it to secure obligations of the Issuing Bank including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, the Issuing Bank, as between Borrower and the Issuing Bank, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be the Issuing Bank or be entitled to require the Issuing Bank to take or omit to take any action hereunder.

8.8. Treatment of Confidential Information

The Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Issuing Bank or any of its Affiliates on a non-confidential basis from a source other than Borrower (only if the Issuing Bank has no knowledge that such source itself is not in breach of a confidentiality obligation).

For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary thereof relating to Borrower or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Issuing Bank on a non-confidential basis prior to disclosure by Borrower or any Subsidiary thereof (provided that if such information is furnished by a source known to the Issuing Bank to be subject to a confidentiality obligation, such source, to the knowledge of the Issuing Bank, is not in violation of such obligation by such disclosure), provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Issuing Bank acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including Federal and state securities Laws

8.9. Right of Set-Off. If an Event of Default shall have occurred and be continuing or if the Issuing Bank shall have been served with a trustee process or similar attachment relating to property of Borrower, the Issuing Bank and its Affiliates are hereby authorized at any time and from time to time to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by the Issuing Bank or any such Affiliate to or for the credit or the account of Borrower against any and all of the Obligations now or hereafter existing under this Agreement or any other Credit Document to the Issuing Bank, regardless of the adequacy of the Collateral, and irrespective of whether or not the Issuing Bank shall have made any demand under this Agreement or any other Credit Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Issuing Bank and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff or recoupment) that such the Issuing Bank or its respective Affiliates may have, and nothing set forth herein shall in any way alter, limit or modify any such rights of setoff or recoupments or any defense to any claims. The Issuing Bank agrees to notify Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

8.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Issuing Bank and when the Issuing Bank shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

8.11. Survival. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Issuing Bank, regardless of any investigation made by the Issuing Bank or on their behalf and notwithstanding that the Issuing Bank may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Letter of Credit or any other Obligation hereunder (other than contingent indemnity obligations for which claims have not been made) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 2.9, 2.10, 8.4 and 8.5 shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Issuing Bank may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Issuing Bank against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any Obligations that may thereafter arise under Section 8.5 hereof.

8.12. Severability. If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.13. Governing Law; Jurisdiction.

(h) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

(i) SUBMISSION TO JURISDICTION. BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(j) WAIVER OF VENUE. BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(k) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(l) ACTIONS COMMENCED BY BORROWER. BORROWER AGREES THAT ANY ACTION IT COMMENCES ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

8.14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.15. USA Patriot Act. The Issuing Bank hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow the Issuing Bank, to identify Borrower in accordance with the Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

NEW ALBERTSON’S INC.

By:	/s/ Michael Bessent
	Name:	Michael Bessent
	Title:	Vice President, Treasurer and Secretary

[NAI – Letter of Credit Facility Agreement Signature Page]

BANK OF AMERICA, N.A. as Issuing Bank

By:	/s/ Richard D. Hill, Jr.
	Name:	Richard D. Hill, Jr.
	Title:	Managing Director

[NAI – Letter of Credit Facility Agreement Signature Page]

Schedule A

Restatement Date Letters of Credit

[See attached]

Product Type	Beneficiary	Instrument Number	Liability Amount (USD)	Expiration Date
SLC	ACE AMERICAN INSURANCE	68095574	45,816,676.00	21-Mar-14
SLC	ACE AMERICAN INSURANCE	68095406	21,330,000.00	21-Mar-14
SLC	ILLINOIS WORKERS COMPENSATION	68095407	17,175,000.00	21-Mar-14
SLC	MONTANA DEPARTMENT OF	68095395	1,500,000.00	21-Mar-14
SLC	NEW MEXICO SELF-INSURERS	68095412	3,838,000.00	21-Mar-14
SLC	RHODE ISLAND DEPARTMENT OF	68095453	3,000,000.00	21-Mar-14
SLC	UNITED STATES FIDELITY AND	68095404	4,455,000.00	21-Mar-14